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                                                                    Exhibit 5.01

                                  August 12, 1998

Adelphia Communications Corporation
Main at Water Street
Coudersport, PA 16915

Gentlemen:

     In connection with the Registration Statement on Form S-3 (the "Registration Statement"), to be filed by Adelphia Communications Corporation, a Delaware corporation (the "Company"), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the registration of an additional aggregate of up to $19,331,250 in aggregate offering amount or 600,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), in connection with Registration Statement Number 333-59999, we have acted as counsel for the Company and have examined such corporate records, certificates of public officials, and other documents, records and questions of law as we have considered necessary or appropriate for the purposes of this opinion. In the examination of all documents we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified of photostatic copies.

     Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when sold in the manner contemplated by the Registration Statement (including any supplements filed in connection therewith) and upon receipt of payment therefor will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm, as passing on the legality of the Shares being offered, in the Prospectus contained therein, as supplemented.

                                 Very truly yours,


                                 BUCHANAN INGERSOLL PROFESSIONAL CORPORATION

                                 By /s/ Lewis U. Davis, Jr.